ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Filed in the office of	Document Number 20140068762-46
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/29/2014 1:56 PM
	Entity Number E0242752008-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

TouchIT Technologies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I of the Articles of Incorporation is hereby amended to read:

"The name of the corporation shall be Bitcoin Shop Inc. (the "Corporation")."

Section 1 of Aritcle III of the Articles of Incorporation is hereby amended by adding the following paragraph as set forth in the attached document which has been made a part hereof by this reference.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 59.96%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Upon the effectiveness (the "Effective Time") of this Certificate of Amendment to the Articles of Incorporation, each three hundred (300) shares of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Time, shall automatically and without any action on the part of the holder thereof be combined and reclassified into one (1) fully-paid and no assessable share of Common Stock; provided, however, that in lieu of issuing fractional shares of Common Stock, the Corporation shall issue, to any stockholder who otherwise would have been entitled to receive a fractional share, a full share of the Corporation's Common Stock.